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                                                               EX-99.13



                           CERTIFICATE OF SOLE STOCKHOLDER

              Fund Asset Management, Inc., the holder of 10,668 shares of beneficial interest, par value $0.10 per share, of Merrill Lynch Federal Securities Trust, a Massachusetts business trust (the "Fund"), does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof, and does further agree that if it redeems any portion of such shares prior to the amortization of the Fund's organizational expenses, the proceeds thereof will be reduced by the proportionate amount of the unamortized organizational expenses which the number of shares being redeemed bears to the number of shares initially purchased.

                                             FUND ASSET MANAGEMENT, INC.


                                            By /s/ Terry K. Glenn
                                               -------------------






         Dated: August 16, 1984